Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2021 with respect to the consolidated financial statements and internal control over financial reporting of Icahn Enterprises L.P. included in the joint Annual Report on Form 10-K for the year ended December 31, 2020 of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/GRANT THRONTON LLP

Fort Lauderdale, Florida

May 18, 2021